Exhibit 99.1

FOR IMMEDIATE RELEASE

DECEMBER 10, 2012

Contact:	Jill McMillan, Director, Public & Industry Affairs
Phone: (214) 721-9271
Jill.McMillan@CrosstexEnergy.com

CROSSTEX ENERGY INITIATES PHASE II OF CAJUN-SIBON NATURAL GAS LIQUIDS

PIPELINE EXTENSION IN LOUISIANA

Phase I Construction In Progress;

Solid Customer Demand, Long-term Sales Agreements Support Project

DALLAS, December 10, 2012 — The Crosstex Energy companies, Crosstex Energy, L.P. (NASDAQ:XTEX) (the Partnership) and Crosstex Energy, Inc. (NASDAQ:XTXI) (the Corporation), today announced that the Partnership is proceeding with Phase II of the Partnership’s Cajun-Sibon natural gas liquids (NGL) pipeline extension and fractionator expansion in Louisiana. In addition, construction of Phase I of the project is underway and is expected to commence operations by mid-2013.  The total capital investment for both phases of the project is currently estimated at $680-$700 million. The Partnership expects Phase II to have an annual run-rate adjusted EBITDA contribution of $75-$85 million.

Phase II, which is expected to be completed in the second half of 2014, will include the following: the expansion of  the Partnership’s Cajun-Sibon pipeline capacity by an additional 50,000 barrels per day of raw-make NGL for a total project capacity of 120,000 barrels per day; the installation of a 100,000-barrel-per-day fractionator adjacent to the Partnership’s Plaquemine natural gas processing plant; the modification of the Riverside fractionator facility; the construction of a 32 mile extension of LIG’s Bayou Jack Lateral that will provide gas services to customers in the Mississippi River corridor; the installation of four pump stations totaling 13,400 horsepower and the construction of 57 miles of NGL pipelines that will originate at the Partnership’s Eunice fractionator and connect to the new Plaquemine fractionator.

The Partnership announced that it has entered into 10-year sales agreements with Dow Hydrocarbons and Resources LLC.  Under the sales agreements, the Partnership will deliver up to 40,000 barrels per day of ethane and 25,000 barrels per day of propane produced at the Partnership’s new Plaquemine fractionator into Dow’s Louisiana pipeline system.  The Partnership will also deliver 70,000 million British thermal units of natural gas per day to Dow’s Plaquemine facility.

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“We are very pleased that the market continues to be strongly supportive of our Cajun-Sibon project. With an estimated combined adjusted EBITDA of $115 to $130 million, we believe Phases I and II will significantly increase our PNGL assets’ contribution to the bottom line, creating significant value for our investors,” said Barry E. Davis, Crosstex President and Chief Executive Officer.

“This project is a tremendous step forward as we continue to enhance our scale and diversity and grow our integrated NGL system and optimize our assets,” Davis added. “Demand for fractionation and NGL handling remains strong as producers aggressively develop liquids-rich natural gas shale plays. We offer a value-added alternative to the Mont Belvieu fractionation and liquids markets. We also will improve the reliability and diversity of NGL supply to the Louisiana petrochemical and refining markets.”

Phase I includes a 130-mile, 12-inch-diameter pipeline that will extend the Partnership’s existing 440-mile Cajun-Sibon NGL pipeline system, connecting its Eunice NGL fractionation facility in south central Louisiana to Mont Belvieu supply pipelines in East Texas. The pipeline will have an initial capacity of 70,000 barrels per day of raw-make NGL. As part of Phase I, the Partnership’s Eunice fractionator is being expanded from 15,000 barrels to 55,000 barrels of NGL per day, increasing the Partnership’s interconnected fractionation capacity in Louisiana to approximately 97,000 barrels per day of NGL. The Eunice expansion began in the third quarter of 2012. It is expected that Phase I facilities — both the pipeline and the expanded fractionation plant — will be in operation by mid-2013.

The Phase I NGL pipeline extension will originate from interconnects with major Mont Belvieu supply pipelines, providing connections for NGL from the Permian Basin, Midcontinent, Barnett Shale, Eagle Ford Shale and Rocky Mountain areas to the Partnership’s NGL fractionation facilities in South Louisiana. The Partnership’s facilities in South Louisiana provide access to markets for all components of the NGL barrel.

About the Crosstex Energy Companies

Crosstex Energy, L.P., a midstream natural gas company headquartered in Dallas, operates approximately 3,500 miles of natural gas, natural gas liquids, and oil pipelines, 10 processing plants and four fractionators. The Partnership also operates barge terminals, rail terminals, product storage facilities, brine water disposal wells and an extensive truck fleet.

Crosstex Energy, Inc. owns combined general and limited partner interests of 22 percent and the incentive distribution rights of Crosstex Energy, L.P.

Additional information about the Crosstex companies can be found at www.crosstexenergy.com.

This press release contains forward-looking statements within the meaning of the federal securities laws. These statements are based on certain assumptions made by the Partnership and the Corporation based upon management’s experience and perception of historical trends, current conditions, expected future developments and other factors the Partnership and the Corporation believe are appropriate in the circumstances. These statements include, but are not limited to, statements with respect to forecasts regarding capacity, cash flow, incremental investment and timing for becoming operational for the projects discussed above, as well as the Partnership’s future growth and results of operations. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership and the Corporation, which may cause the Partnership’s and the Corporation’s actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include, but are not limited to, risks discussed in the Partnership’s and the Corporation’s filings with the Securities and Exchange Commission. The Partnership and the Corporation have no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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